Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Media Relations: Jill Marvin jimarvin@estee.com Investor Relations: Rainey Mancini rmancini@estee.com

THE ESTÉE LAUDER COMPANIES COMPLETES ACQUISITION OF DECIEM

New York, June 3, 2024 - The Estée Lauder Companies Inc. (NYSE: EL) (“ELC”) announced today that it has completed its acquisition of the Canadian-based, vertically integrated, multi-brand company DECIEM Beauty Group Inc. (“DECIEM”). ELC first invested in DECIEM in 2017, increased its stake to become majority owner in 2021, and recently exercised its option to purchase the remaining interests in DECIEM after a three-year period. ELC closed on the purchase of the remaining interests on May 31, 2024 using cash on hand for an estimated $860 million. The total investment, net of cash, approximated $1.7 billion over the three tranches. These amounts are subject to post-closing adjustments in accordance with the agreement.

Known as “The Abnormal Beauty Company,” DECIEM’s dedication to ingredient transparency, agility, end-to-end capabilities, and passionate global community of skin care devotees help to expand ELC’s skin care portfolio to reach even more global consumers. The company’s innovative multi-brand strategy, propelled by an agile and vertically integrated structure, enables the rapid ability to create and capture opportunities and trends to delight consumers around the world. DECIEM’s flagship brand, The Ordinary, is a consumer-beloved industry disruptor that ranked top two in prestige skin care in its home markets of Canada and the U.S. and top four in France, Germany, and the U.K. during the quarter ended March 31, 2024.

“We are incredibly proud of what DECIEM is accomplishing,” said Fabrizio Freda, President and Chief Executive Officer, ELC. “In our seven years of partnership, DECIEM has achieved impressive growth while continuing its core mission of reimagining effective, high-quality skin care for today’s diverse and sophisticated consumers. As a digitally native organization with a highly engaged following among millennial and Gen Z consumers, DECIEM helps to strategically expand our skin care portfolio, and we believe there are many more exciting growth opportunities ahead.”

"Today The Estée Lauder Companies becomes the forever home of DECIEM,” said Nicola Kilner, Co-Founder and CEO DECIEM. “Our founder Brandon set out to disrupt the world of beauty, and this thinking has been embraced by ELC over the past seven years of our partnership. Their support, along with the energy of our incredibly talented team, has allowed us to strengthen our operational capabilities and enter new markets, while staying true to our founding values of transparency, quality, and authenticity."

ELC’s progressive investment strategy has allowed it to build a long-term partnership with DECIEM rooted in a shared legacy of innovation and entrepreneurship. Since 2017, DECIEM has leveraged ELC’s infrastructure and resources to expand consumer reach globally and drive stronger profitability through operational efficiencies.

Tapping into consumer desire for effective, science-backed skin care, The Ordinary is in ELC’s tier of scaling brands, each with net sales between $500 million and $1 billion. Over the last two years, enabled by ELC’s deep international expertise and network, The Ordinary has expanded its consumer reach globally with launches in key markets including India, the Middle East, and South Africa. And, over the last three years, The Ordinary has successfully increased innovation as a percentage of sales, driven by the highly-sought-after launches of Multi-Peptide Lash and Brow Serum, Multi-Peptide Eye Serum, and Soothing & Barrier Support Serum, demonstrating the brand’s continued focus on developing game-changing products.

Founded in 2013 by the late Brandon Truaxe, a visionary who championed authenticity and transparency in the beauty industry, DECIEM joined ELC with brand incubation capabilities and a portfolio that, in addition to The Ordinary, also includes NIOD, a pioneer in tech-led skin science, and AVESTAN, a fragrance brand that honors Brandon’s vision. DECIEM is headquartered in Toronto, Canada, which is also home to its five in-house labs, and is led by Co-Founder and CEO Nicola Kilner and Jesper Rasmussen, Global Senior Vice President and General Manager.

“DECIEM is an exceptional company with authentic brands, highly effective must-have products, and a uniquely transparent and engaging relationship with its devoted consumers around the world,” said Stéphane de La Faverie, Executive Group President, ELC. “We have enjoyed a fantastic partnership over the last seven years, and we are thrilled to continue our journey together.”

“DECIEM and its brands embody the values of fearless persistence, uncompromising quality, and deep integrity that shape how we do business at The Estée Lauder Companies,” said William P. Lauder, Executive Chairman, ELC. “We are grateful to the entire DECIEM team for its leadership and hard work, and we are tremendously excited to see what we can continue to achieve together in the months and years ahead.”

The forward-looking statements in this press release, including those in the quoted remarks expectations for DECIEM and the ongoing benefits of the acquisition, involve risks and uncertainties. Factors that could cause actual results to differ materially from those forward-looking statements include current economic, geopolitical and other conditions in the global marketplace, actions by retailers, suppliers and consumers, competition, the ongoing integration of the DECIEM business and/or the ability to implement DECIEM’s long-term strategic plan, and those risk factors described in ELC’s annual report on Form 10-K for the year ended June 30, 2023.

About The Estée Lauder Companies
The Estée Lauder Companies Inc. is one of the world’s leading manufacturers, marketers, and sellers of quality skin care, makeup, fragrance, and hair care products, and is a steward of luxury and prestige brands globally. The company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, M·A·C, La Mer, Bobbi Brown Cosmetics, Aveda, Jo Malone London, Bumble and bumble, Darphin Paris, TOM FORD, Smashbox, AERIN Beauty, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, KILIAN PARIS, Too Faced, Dr.Jart+, and the DECIEM family of brands, including The Ordinary and NIOD.

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